Prospectus Supplement No. 4                          Registration No. 333-41753
to Prospectus dated February 11, 1998                  Rule 424(b)(3)Prospectus


             $150,000,000 5% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                                     AND
                      2,882,635 SHARES OF COMMON STOCK
                            CELLSTAR CORPORATION


     This Prospectus Supplement supplements information contained in that certain Prospectus of CellStar Corporation, a Delaware corporation (the "Company"), dated February 11, 1998, as supplemented by that certain Prospectus Supplement No. 1, dated February 20, 1998, that certain Prospectus Supplement No. 2, dated March 18, 1998 and that certain Prospectus Supplement No. 3, dated March 26, 1998 (as supplemented, the "Prospectus"), relating to the offer and sale (the "Offering) by certain selling securityholders (the "Selling Securityholders") of (i) up to $150,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2002 (the "Notes") of the Company, (ii) up to 2,710,761 shares (subject to adjustment) of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company issuable upon conversion of the Notes and (iii) up to 171,874 shares of Common Stock currently held by a Selling Securityholder. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

     The following table amends and supplements the information set forth in the Prospectus in the table under the caption "Selling Securityholders" with respect to the named Selling Securityholder and (i) the amount of Notes owned by the named Selling Securityholder (assuming no Notes have been sold since the date on which such securityholder provided such information to the Company), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, as amended and supplemented, (iii) the amount of Common Stock owned by such Selling Securityholder (assuming no shares of Common Stock have been sold since the date on which such securityholder provided such information to the Company) and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus, as amended and supplemented.

                      Principal
                      Amount of      Principal       Common
                     Notes Owned     Amount of     Stock Owned   Common Stock
  Name of Selling     Prior to     Notes Offered     Prior to   Offered Hereby
 Securityholder (1)   Offering        Hereby       Offering (2)      (3)
 ------------------   --------        ------       ------------ --------------
Bear, Stearns &
Co., Inc. (4)        $13,315,000    $13,315,000       240,625        240,625

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(1)  The information set forth herein is as of April 16, 1998.

(2) Includes the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion price.
     The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(3) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion price and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(4) Bear, Stearns & Co., Inc. ("Bear") was an Initial Purchaser in the private placement of the Notes. Mr. Sheldon I. Stein, a member of the Board of Directors of the Company, is a Senior Managing Director of Bear. Bear has provided investment banking services to the Company in the past year, and it is anticipated that it will continue to provide such services in the current year.

     The date of this Prospectus Supplement is April 22, 1998.